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EXHIBIT 10.8

EMPLOYMENT AGREEMENT

        This Employment Agreement ("Agreement") is made as of the                        day of                        , 2007, by and among Danvers Bancorp, Inc., a Delaware corporation (the "Company"), and its subsidiary, Danversbank, a Massachusetts savings bank with its main office in Danvers, Massachusetts (the "Bank") (the Bank and the Company shall be hereinafter collectively referred to as the "Employers"), and James J. McCarthy (the "Executive").

        WHEREAS, the Employers desire to continue to employ the Executive and the Executive desires to be employed by the Employers on the terms contained herein.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

        1.    Employment.    The term of this Agreement shall extend from the date first written above (the "Commencement Date") until the third anniversary of the Commencement Date and during the period of any additional extensions described below in this Section 1 (the "Term"). The parties intend that, at any point during the Executive's employment hereunder, the then remaining Term shall be three years. On the day after the Commencement Date and on each day thereafter, the Term shall be extended by one day, such that on any date, the Term will expire on the third anniversary of such date. These extensions shall continue in perpetuity until discontinued by (i) notice to the Executive given by either the Company or the Bank that it has elected to discontinue the extensions; (ii) notice by the Executive to either the Company or the Bank that the Executive has elected to discontinue the extensions; or (iii) termination of the Executive's employment with the Employers as provided in Section 4. At least once in each calendar year, the Board of Directors of the Company (the "Board") will review this Agreement and the Executive's performance for purposes of determining whether to continue to extend the Agreement. The Board shall give notice to the Executive reasonably promptly after such review if it has decided to discontinue extending the Term.

        2.    Position and Duties.    During the Term, the Executive shall serve as Executive Vice President and Chief Operating Officer of both the Company and the Bank and shall have supervision and control over and responsibility for the day-to-day business and affairs of the Employers and shall have such other powers and duties as may from time to time reasonably be prescribed by the Board, provided that such duties are consistent with the Executive's position or other positions that he may hold from time to time. The Executive shall devote his full working time and efforts to the business and affairs of the Employers. Notwithstanding the foregoing, the Executive may (i) serve on other boards of directors, with the approval of the Board, (ii) engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Board and do not materially interfere with the Executive's performance of his duties to the Employers as provided in this Agreement, and (iii) invest the Executive's assets in such form or manner as shall not require any material services on the Executive's part in the operations or affairs of the entities in which such investments are made, provided that the Executive may not own any interest in any entity that is a Competing Business (as hereinafter defined), other than up to one percent of the outstanding stock of a publicly held entity.

        3.    Compensation and Related Matters.

          (a)    Base Salary.    The Executive's initial annual base salary shall be $232,200. The Executive's base salary shall be redetermined annually by the Compensation Committee of the Board (the "Compensation Committee"). The base salary in effect at any given time is referred to herein as "Base Salary." The Base Salary may be increased but not decreased other than in connection with across-the-board salary reductions based on the Employers' financial performance similarly affecting all senior management personnel of the Employers. The Base Salary shall be payable in periodic installments in accordance with the Bank's usual practice for its senior executives.

          (b)    Incentive Compensation.    The Executive shall be eligible to receive cash incentive compensation as determined by the Compensation Committee from time to time. The Executive's target annual bonus shall be 35 percent of his Base Salary.

          (c)    Expenses.    The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him in performing services hereunder during the Term, in accordance with the policies and procedures then in effect and established by the Bank for its senior executive officers.

          (d)    Automobile.    The Executive shall be entitled to the exclusive use of an automobile (including all expenses associated with the operation thereof, including without limitation maintenance, gasoline and insurance) selected by the Executive, the value of which shall not exceed $50,000. The automobile may be replaced every three years or 50,000 miles, whichever occurs first.

          (e)    Club Memberships.    The Employers shall pay the annual club or other dues or membership fees of a club or clubs selected by the Executive, with the concurrence of the Compensation Committee.

          (f)    SERP.    The Executive shall continue to be entitled to the supplemental retirement benefits provided by the Danversbank Supplemental Executive Retirement Plan, as amended and restated as of January 1, 2005 (the "SERP") in accordance with the terms thereof.

          (g)    Stock-Based Awards.    The Company intends to implement a stock option or other stock-based incentive plan for employees of the Company and the Bank as soon as reasonably practicable in accordance with applicable regulations. The Executive shall be eligible to receive awards under such plan as determined by the Compensation Committee from time to time.

          (h)    Other Benefits.    During the Term, the Executive shall be entitled to continue to participate in or receive benefits under all of the Employers' Employee Benefit Plans in effect on the date hereof, or under plans or arrangements that provide the Executive with benefits at least substantially equivalent to those provided under such Employee Benefit Plans. As used herein, the term "Employee Benefit Plans" includes, without limitation, each pension and retirement plan; deferred compensation plan; savings and profit-sharing plan; employee stock ownership plan; stock purchase plan; stock option plan; life insurance plan; medical insurance plan; disability plan; and health and accident plan or arrangement established and maintained by the Employers on the date hereof for employees of the same status within the hierarchy of the Employers. During the Term, the Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement which may, in the future, be made available by the Employers to their executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement.

          (i)    Vacations.    The Executive shall be entitled to 25 paid vacation days in each calendar year, which shall be accrued ratably during the calendar year. The Executive shall also be entitled to all paid holidays given by the Bank to its senior executive officers.

        4.    Termination.    The Executive's employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

          (a)    Death.    The Executive's employment hereunder shall terminate upon his death, provided, however, that for a period of three months following the Executive's death, the Employers shall pay to the Executive's designated beneficiary (or to his estate, if he fails to make such designation), an amount equal to the Executive's salary at the rate of his Base Salary in effect at the time of his death, such payments to be made on the same periodic dates as salary payments would have been made to the Executive had he not died.

          (b)    Disability.    If the Executive shall be disabled, as determined under the Employers' long-term disability insurance plan, during his employment under this Agreement and, in the reasonable opinion of a physician selected by the Employers and reasonably acceptable to the Executive, such disability is expected to last more than 12 months, the Board may remove the Executive from any responsibilities and/or reassign the Executive to another position with the Employers for the remainder of the Term or during the period of such disability. Notwithstanding any such removal or reassignment, the Executive shall continue to receive the Executive's full Base Salary (less any disability pay or sick pay benefits to which the Executive may be entitled under the Employers' policies) and other compensation and benefits under Section 3 of this Agreement (except to the extent that the Executive may be ineligible for one or more such benefits under applicable plan terms) until the earlier of (i) the date on which he becomes eligible for full disability income benefits under the Employers' long-term disability insurance plan and (ii) the expiration of the Term. Nothing in this Section 4(b) shall be construed to waive the Executive's rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

          (c)    Retirement.    The Executive may terminate his employment hereunder due to Retirement. For purposes hereof, "Retirement" means the termination of the Executive's employment with the Employers for any reason by the Executive at any time after the Executive attains age 65.

          (d)    Termination by Employers for Cause.    At any time during the Term, the Employers may terminate the Executive's employment hereunder for Cause if at a meeting of the Board called and held for such purpose, a majority of the Board determines in good faith that the Executive is guilty of conduct that constitutes "Cause" as defined herein. For purposes of this Agreement, "Cause" shall mean: (i) conduct by the Executive constituting a material act of willful misconduct or deliberate dishonesty in connection with the performance of his duties that would reasonably be expected to result in material injury to the Employers if he were retained in his position; (ii) the commission by the Executive of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) continued, willful and deliberate non-performance by the Executive of his duties hereunder (other than by reason of the Executive's physical or mental illness, incapacity or disability) which has continued for more than 30 days following written notice of such non-performance from the Board; (iv) a material breach by the Executive of any of the provisions contained in Section 7 of this Agreement; or (v) willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Employers to cooperate, or the willful destruction or failure to preserve documents or other materials known at the time of destruction to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation. For purposes of clauses (i), (iii) or (v) hereof, no act, or failure to act, on the Executive's part shall be deemed "willful" or "deliberate" unless done, or omitted to be done, by the Executive without reasonable belief that the Executive's act or failure to act, was in the best interest of the Employers and their subsidiaries and affiliates.

          (e)    Termination Without Cause.    At any time during the Term, the Employers may terminate the Executive's employment hereunder without Cause if such termination is approved by a majority of the Board at a meeting of the Board called and held for such purpose. Any termination by the Employers of the Executive's employment under this Agreement which does not constitute a termination for Cause under Section 4(d) or result from the death or disability of the Executive under Section 4(a) or (b) shall be deemed a termination without Cause.

          (f)    Termination by the Executive.    At any time during the Term, the Executive may terminate his employment hereunder for any reason, including but not limited to Good Reason. If the Executive provides notice to the Employers under Section 1 that he elects to discontinue the extensions, such action shall be deemed a voluntary termination by the Executive and one without

  Good Reason. For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following events: (i) a substantial diminution or other substantial adverse change, not consented to by the Executive in writing, in the nature or scope of the Executive's responsibilities, authorities, powers, functions or duties; (ii) any removal, during the Term, from the Executive of his title of Executive Vice President and Chief Operating Officer that is not consented to in writing by the Executive; (iii) an involuntary reduction in the Executive's Base Salary except for across-the-board salary reductions based on the Employers' financial performance similarly affecting all senior management personnel of the Employers; (iv) a breach by the Employers of any of their material obligations under this Agreement; (v) the involuntary relocation of the Employers' offices at which the Executive is principally employed or the involuntary relocation of the offices of the Executive's primary workgroup to a location more than 25 miles from such offices; (vi) the failure of the Company to obtain an effective agreement from any successor to the Company to assume and agree to perform this Agreement, as required by Section 18; (vii) a Change in Control (as hereinafter defined), provided, however, that the provisions of this clause (vii) shall apply only if the Executive terminates his employment during the 30-day period immediately following a Change in Control; or (viii) a determination by the Board not to continue to extend the Term of this Agreement as provided in Section 1.

          (g)    Notice of Termination.    Except for termination as specified in Section 4(a), any termination of the Executive's employment by the Employers or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

          (h)    Date of Termination.    "Date of Termination" shall mean: (i) if the Executive's employment is terminated by his death, the date of his death; (ii) if the Executive's employment is terminated on account of disability under Section 4(b) or by the Employers for Cause under Section 4(d), the date on which Notice of Termination is given; (iii) if the Executive's employment is terminated by the Employers under Section 4(e), 30 days after the date on which a Notice of Termination is given; and (iv) if the Executive's employment is terminated by the Executive under Section 4(c) or 4(f), 30 days after the date on which a Notice of Termination is given. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Employers, the Employers may unilaterally accelerate the Date of Termination, and such acceleration shall not result in a termination by the Employers for purposes of this Agreement.

        5.    Compensation Upon Termination.

          (a)    Termination Generally.    If the Executive's employment with the Company is terminated for any reason during the Term, the Company shall pay or provide to the Executive (or to his authorized representative or estate) any earned but unpaid Base Salary, incentive compensation earned but not yet paid, unpaid expense reimbursements, accrued but unused vacation and any vested benefits the Executive may have under any employee benefit plan of the Employers, including without limitation the SERP (the "Accrued Benefit"). In addition, except in the case of a Termination for Cause or by the Executive without Good Reason and other than in connection with Retirement, the Employers shall pay the Executive (and in the case of the Executive's death, his surviving spouse, or estate if there is no surviving spouse) a pro rata portion of the Executive's target cash bonus for the year of termination, based on the portion of the calendar year during which the Executive was employed before termination of the Executive's employment.

          (b)    Termination by the Employers Without Cause or by the Executive with Good Reason.    If the Executive's employment is terminated by the Employers without Cause as provided in Section 4(d), or the Executive terminates his employment for Good Reason as provided in Section 4(e), then the Employers shall, through the Date of Termination, pay the Executive his Accrued Benefit and

  a pro rata portion of his target cash bonus for the year of termination. In addition, subject to signing by the Executive of a general release of claims in a form and manner reasonably satisfactory to the Employers,

              (i)  the Employers shall pay the Executive a lump sum amount equal to three times the sum of (A) the Executive's Base Salary and (B) the greater of his target cash bonus for the year of termination or his highest cash bonus (other than payments pursuant to the Bank's Phantom Stock Plan) earned in the preceding three years (the "Severance Amount"); and

             (ii)  upon the Date of Termination, all stock options and other stock-based awards held by the Executive in which the Executive would have vested if he had remained employed for an additional 36 months following the Date of Termination shall vest and become fully exercisable and nonforfeitable as of the Date of Termination; provided, however, if the acceleration of vesting is prohibited by the terms of the Company's stock incentive plan, the Employers shall pay the Executive a cash payment in lieu thereof. With respect to each option, the cash payment shall be in an amount equal to the excess of the fair market value of the Company's common stock on the Date of Termination over the exercise price of the option, multiplied by the number of shares of the Company's common stock underlying the option that would have become exercisable if the Executive had remained employed for an additional 36 months. With respect to the shares of restricted stock, the cash payment shall be in an amount equal to the fair market value of the Company's common stock on the Date of Termination multiplied by the number of shares of restricted stock with respect to which the risks of forfeiture would have lapsed if the Executive had remained employed for an additional 36 months; and

            (iii)  subject to the Executive's copayment of premium amounts at the active employees' rate, the Executive shall continue to participate in the Bank's group health, dental and vision program for 36 months; and

            (iv)  Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive's termination of employment, the Executive is considered a "specified employee" within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the "Code"), and if any payment that the Executive becomes entitled to under this Agreement is considered deferred compensation subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earlier of (A) six months after the Executive's separation from service, or (B) the Executive's death, and the initial payment shall include a catch-up amount covering amounts that would otherwise have been paid during the first six-month period but for the application of this Section 5(b)(iv).

        Any health care continuation period to which the Executive may be entitled under Section 4980B of the Code and/or Section 601 through Section 609 of the Employee Retirement Income Security Act of 1974 and under any analogous state or local law shall commence immediately following the period specified in clause (iii) hereof. Upon expiration of such health care continuation period, subject to the terms of any group health plan then in place, the Executive shall be entitled at his own expense to convert his coverage under such plan to an individual (or family) health care policy.

        In the event that the Executive's participation in any of the foregoing benefit plans is barred by law or otherwise, or in the event that any such benefit plan is discontinued or the benefits thereunder are materially reduced during such period, the Employers shall provide the Executive with benefits substantially similar to those to which the Executive was entitled immediately prior to the Date of Termination.

        6.    Change in Control Payment.    The provisions of this Section 6 set forth certain terms of an agreement reached between the Executive and the Employers regarding the Executive's rights and obligations upon the occurrence of a Change in Control of the Company or the Bank. These provisions are intended to assure and encourage in advance the Executive's continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of any such event. These provisions are in addition to the provisions of Section 5(b) regarding severance pay and benefits upon a termination of employment.

          (a)    Change in Control.    Notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, upon a Change in Control, all stock options and other stock-based awards granted to the Executive by the Employers shall immediately accelerate and become fully exercisable and nonforfeitable as of the effective date of such Change in Control.

          (b)    Gross-Up Payment.

              (i)  Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any compensation, payment or distribution by the Employers to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Severance Payments"), would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Severance Payments, any Federal, state, and local income tax, employment tax and Excise Tax upon the payment provided by this Section, and any interest and/or penalties assessed with respect to such Excise Tax, shall be equal to the Severance Payments.

             (ii)  Subject to the provisions of Section 6(b)(iii) below, all determinations required to be made under this Section 6(b)(ii), including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by a nationally recognized accounting firm selected by the Company (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Executive's residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. The initial Gross-Up Payment, if any, as determined pursuant to this Section 6(b)(ii), shall be paid to the Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an "Underpayment"). In the event that the Company exhausts its remedies pursuant to Section 6(b)(iii) below and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred, consistent with the calculations required to be made hereunder, and any such Underpayment, and any interest and penalties imposed on the Underpayment and required to be paid by the Executive in connection with the proceedings described in Section 6(b)(iii) below, shall be promptly paid by the Company to or for the benefit of the Executive.

            (iii)  The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, provided that the Company has set aside adequate reserves to cover the Underpayment and any interest and penalties thereon that may accrue, the Executive shall:

              (A)  give the Company any information reasonably requested by the Company relating to such claim,

              (B)  take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company,

              (C)  cooperate with the Company in good faith in order to effectively contest such claim, and

              (D)  permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 6(b)(iii), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issues raised by the Internal Revenue Service or any other taxing authority.

            (iv)  If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 6(b)(iii), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 6(b)(iii)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 6(b)(iii), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

          (c)    Definitions.    For purposes of this Section 6, the following terms shall have the following meanings:

          "Change in Control" shall mean any of the following:

              (i)  any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Act") (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all "affiliates" and "associates" (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the "beneficial owner" (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company or the Bank representing 25 percent or more of the combined voting power of the Company's or the Bank's then outstanding securities having the right to vote in an election of the Company's or the Bank's Board ("Voting Securities") (in such case other than as a result of an acquisition of securities directly from the Company); or

             (ii)  persons who, as of the date hereof, constitute the Company's or the Bank's Board (the "Incumbent Directors") cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Company or the Bank subsequent to the date hereof shall be considered an Incumbent Director if such person's election was approved by or such person was nominated for election by either (A) a vote of at least a majority of the Incumbent Directors or (B) a vote of at least a majority of the Incumbent Directors who are members of a nominating committee comprised, in the majority, of Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

            (iii)  the consummation of (A) any consolidation or merger of the Company or the Bank where the stockholders of the Company or the Bank, immediately prior to the consolidation or merger, do not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the Company or the Bank issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company or the Bank; or

            (iv)  the approval by the stockholders of the Company or the Bank of any plan or proposal for the liquidation or dissolution of the Company or the Bank.

        Notwithstanding the foregoing, a "Change of Control" shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of Voting Securities beneficially owned by any person to 25 percent or more of the combined voting power of all of the then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 25 percent or more of the combined voting power of all of the then outstanding Voting Securities, then a "Change of Control" shall be deemed to have occurred for purposes of the foregoing clause (i).

        7.    Confidential Information, Noncompetition and Cooperation.

          (a)    Confidential Information.    As used in this Agreement, "Confidential Information" means information belonging to the Employers which is of value to the Employers in the course of conducting their businesses and the disclosure of which could result in a competitive or other disadvantage to the Employers. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Employers. Confidential Information includes information developed by the Executive in the course of the Executive's employment by the Employers, as well as other information to which the Executive may have access in connection with the Executive's employment. Confidential Information also includes the confidential information of others with which the Employers have a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Executive's duties under Section 7(b).

          (b)    Confidentiality.    The Executive understands and agrees that the Executive's employment creates a relationship of confidence and trust between the Executive and the Employers with respect to all Confidential Information. At all times, both during the Executive's employment with the Employers and after its termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Employers, except as may be necessary in the ordinary course of performing the Executive's duties to the Company.

          (c)    Documents, Records, etc.    All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Employers or are produced by the Executive in connection with the Executive's employment will be and remain the sole property of the Employers. The Executive will return to the Employers all such materials and property as and when requested by the Employers. In any event, the Executive will return all such materials and property immediately upon termination of the Executive's employment for any reason. The Executive will not retain with the Executive any such material or property or any copies thereof after such termination.

          (d)    Noncompetition and Nonsolicitation.    During the period of the Executive's employment by the Employers and for 12 months (18 months in the event of a termination of employment following a Change in Control pursuant to Section 4(f)(vii)) thereafter, the Executive (i) will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest in any Competing Business (as hereinafter defined); (ii) will refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave employment with the Employers (other than terminations of employment of subordinate employees undertaken in the course of the Executive's employment with the Employers); and (iii) will refrain from soliciting or encouraging any customer or supplier to terminate or otherwise modify adversely its business relationship with the Employers. The Executive understands that the restrictions set forth in this Section 7(d) are intended to protect the Employers' interest in their Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose. For purposes of this Agreement, the term "Competing Business" shall mean a business conducted anywhere in any town in which the Bank has a branch or any town contiguous thereto or within a 50-mile radius of the Employers' headquarters which is competitive with any business which the Employers or any of their affiliates conducts or proposes to conduct at any time during the employment of the Executive. Notwithstanding the foregoing, the Executive may own up to 1 percent of the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competing Business.

          (e)    Third-Party Agreements and Rights.    The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive's use or disclosure of information or the Executive's engagement in any business. The Executive represents to the Employers that the Executive's execution of this Agreement, the Executive's employment with the Employers and the performance of the Executive's proposed duties for the Employers will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive's work for the Employers, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Employers any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

          (f)    Litigation and Regulatory Cooperation.    Subject to the Executive's other business commitments, during and after the Executive's employment, the Executive shall cooperate reasonably with the Employers in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Employers which relate to events or occurrences that transpired while the Executive was employed by the Employers. The Executive's reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Employers at mutually convenient times. During and after the Executive's employment, the Executive also shall cooperate reasonably with the Employers in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Employers. The Employers shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive's performance of obligations pursuant to this Section 7(f).

          (g)    Injunction.    The Executive agrees that it would be difficult to measure any damages caused to the Employers which might result from any breach by the Executive of the promises set forth in this Section 7, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, subject to Section 8 of this Agreement, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, the Employers shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Employers.

        8.    Arbitration of Disputes.    Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive's employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association ("AAA") in Boston, Massachusetts in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than the Executive or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity's agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 8 shall be specifically enforceable. Notwithstanding the foregoing, this Section 8 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 8.

        9.    Consent to Jurisdiction.    To the extent that any court action is permitted consistent with or to enforce Section 8 of this Agreement, the parties hereby consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts. Accordingly, with respect to any such court action, the Employers and the Executive (a) submit to the personal jurisdiction of such courts; (b) consent to service of process; and (c) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

        10.    Integration.    This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter.

        11.    Successor to the Executive.    This Agreement shall inure to the benefit of and be enforceable by the Executive's personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive's death after his termination of employment but prior to the completion by the Employers of all payments due him under this Agreement, the Employers shall continue such payments to the Executive's beneficiary designated in writing to the Employers prior to his death (or to his estate, if the Executive fails to make such designation).

        12.    Enforceability.    If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

        13.    Waiver.    No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

        14.    Notices.    Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Employers or, in the case of the Employers, at their main offices, attention of the Board.

        15.    Amendment.    This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

        16.    Governing Law.    This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.

        17.    Counterparts.    This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

        18.    Successor to Company.    The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a breach of this Agreement and shall constitute Good Reason if the Executive elects to terminate employment.

        19.    Reductions.    Notwithstanding anything to the contrary contained in this Agreement, any and all payments and benefits to be provided to the Executive hereunder are subject to reduction to the extent required by applicable statutes, regulations, rules and directives of federal, state and other governmental and regulatory bodies having jurisdiction over the Bank or the Company. The Executive confirms that the Executive is aware of the fact that the Federal Deposit Insurance Corporation has the power to preclude the Bank from making payments to the Executive under this Agreement under certain circumstances. The Executive agrees that neither the Bank nor the Company shall be deemed to be in breach of this Agreement if it is precluded from making a payment otherwise payable hereunder by reason of regulatory requirements binding on the Bank or the Company, as the case may be.

        20.    Gender Neutral.    Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

        21.    Allocation of Obligations Between Employers.    The obligations of the Employers under this Agreement are intended to be the joint and several obligations of the Bank and the Company, and the Employers shall, as between themselves, allocate these obligations in a manner agreed upon by them.

        22.    No Mitigation.    The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. No payment provided for in this Agreement shall be reduced by any compensation earned by the Executive as the result of employment by another employer, or the Executive's receipt of income from any other source, after the termination of his employment with the Employers.

        23.    Indemnification.    The Executive shall be entitled at all times to be indemnified by the Employers to the maximum extent permitted by law. For the avoidance of doubt, the Executive shall have the right to indemnification, including reasonable attorneys fees, for any actions arising from allegations against the Company or the Bank if the Executive is also named as a defendant, or called or identified as a witness or deponent, including without limitation a government investigation, and/or a right to coverage under applicable insurance policies, if any, all also to the maximum extent permitted by law. The provisions of this Section 23 shall survive termination of this Agreement.

        24.    Legal Fees.    The Employers shall pay to the Executive all reasonable legal fees and expenses incurred by the Executive in the preparation of this Agreement.

        25.    Special Amendments.    It is the intention of the Employers and the Executive that this Agreement, and all amounts payable to the Executive under this Agreement that are subject thereto, shall meet the requirements of Section 409A of the Code, to the extent applicable to the Agreement and such payments. The provisions of the Agreement shall be interpreted in a manner consistent with such intent, and the Employers and the Executive agree to cooperate in good faith in preparing and executing, from time to time, such amendments to the Agreement as may be reasonably necessary or appropriate in order to assure that the Agreement and such payments meet the requirements of Section 409A, provided, however, that no such amendment shall increase the cost to the Employers of providing benefits pursuant to the Agreement.

        IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

DANVERS BANCORP, INC.
By:
Kevin T. Bottomley Chairman, President and Chief Executive Officer
DANVERSBANK
By:
Kevin T. Bottomley Chairman, President and Chief Executive Officer

James J. McCarthy

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EMPLOYMENT AGREEMENT